Exhibit (c)(6)


                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                             DOCP ACQUISITION LLC



                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
                                   ARTICLE I
                                 DEFINED TERMS  . . . . . . . . . .    1

        Section 1.1        Definitions  . . . . . . . . . . . . . .    1
        Section 1.2        Headings . . . . . . . . . . . . . . . .    9

                                   ARTICLE II
                               FORMATION AND TERM . . . . . . . . .    9

        Section 2.1        Formation  . . . . . . . . . . . . . . .    9
        Section 2.2        Name . . . . . . . . . . . . . . . . . .   10
        Section 2.3        Term . . . . . . . . . . . . . . . . . .   10
        Section 2.4        Registered Agent and Office  . . . . . .   10
        Section 2.5        Principal Place of Business  . . . . . .   10
        Section 2.6        Qualification in Other Jurisdictions . .   10

                                  ARTICLE III
                       PURPOSE AND POWERS OF THE COMPANY  . . . . .   10

        Section 3.1        Purpose  . . . . . . . . . . . . . . . .   10
        Section 3.2        Powers of the Company  . . . . . . . . .   10

                                   ARTICLE IV
                                    MEMBERS   . . . . . . . . . . .   11

        Section 4.1        Members  . . . . . . . . . . . . . . . .   11
        Section 4.2        Powers of Members  . . . . . . . . . . .   11
        Section 4.3        Member's Interest  . . . . . . . . . . .   11
        Section 4.4        Classes  . . . . . . . . . . . . . . . .   11
        Section 4.5        Partition  . . . . . . . . . . . . . . .   12
        Section 4.6        Resignation  . . . . . . . . . . . . . .   12
        Section 4.7        Annual Meetings  . . . . . . . . . . . .   12
        Section 4.8        Special Meetings . . . . . . . . . . . .   12
        Section 4.9        Voting . . . . . . . . . . . . . . . . .   12
        Section 4.10       Actions by Members . . . . . . . . . . .   13
        Section 4.11       Quorum . . . . . . . . . . . . . . . . .   13
        Section 4.12       Notice of Meetings . . . . . . . . . . .   13
        Section 4.13       Action Without a Meeting . . . . . . . .   13
        Section 4.14       Power of Attorney  . . . . . . . . . . .   13
        Section 4.15       Transactions With Affiliates . . . . . .   14

                                   ARTICLE V
                                   MANAGEMENT . . . . . . . . . . .   14

        Section 5.1        Managers . . . . . . . . . . . . . . . .   14
        Section 5.2        Number, Designation and Term of
                             Directors  . . . . . . . . . . . . . .   14
        Section 5.3        Action by the Board. . . . . . . . . . .   15
        Section 5.4        Member Approval  . . . . . . . . . . . .   16
        Section 5.5        Resignation, Removal and Vacancies . . .   17
        Section 5.6        Committees of Directors  . . . . . . . .   17
        Section 5.7        Meetings of the Board of Directors . . .   17
        Section 5.8        Quorum of a Board of Directors Meeting .   18
        Section 5.9        Compensation of Directors  . . . . . . .   18
        Section 5.10       Action Without Board of Directors
                             Meeting  . . . . . . . . . . . . . . .   18
        Section 5.11       Officers . . . . . . . . . . . . . . . .   19
        Section 5.12       Plans and Budgets  . . . . . . . . . . .   20

                                   ARTICLE VI
                         INTERESTS AND CAPITAL ACCOUNTS . . . . . .   20

        Section 6.1        Capital Contributions  . . . . . . . . .   20
        Section 6.2        Status of Capital Contributions  . . . .   22
        Section 6.3        Redemption.  . . . . . . . . . . . . . .   22
        Section 6.4        Capital Accounts . . . . . . . . . . . .   24
        Section 6.5        Advances . . . . . . . . . . . . . . . .   25

                                  ARTICLE VII
                                  ALLOCATIONS   . . . . . . . . . .   25

        Section 7.1        Profits and Losses . . . . . . . . . . .   25
        Section 7.2        Qualified Income Offset. . . . . . . . .   26
        Section 7.3        Allocation Rules . . . . . . . . . . . .   27
        Section 7.4        Tax Allocations  . . . . . . . . . . . .   27

                                  ARTICLE VIII
                                 DISTRIBUTIONS  . . . . . . . . . .   28

        Section 8.1        Distributions  . . . . . . . . . . . . .   28
        Section 8.2        Limitations on Distribution  . . . . . .   28
        Section 8.3        Preferences  . . . . . . . . . . . . . .   29

                                   ARTICLE IX
                              PUT AND CALL RIGHTS   . . . . . . . .   29

        Section 9.1        Triggers.  . . . . . . . . . . . . . . .   29
        Section 9.2        Put Rights and Call Rights . . . . . . .   30
        Section 9.3        Exercise of Rights . . . . . . . . . . .   30
        Section 9.4        Certain Limitations  . . . . . . . . . .   31

                                   ARTICLE X
                               BOOKS AND RECORDS  . . . . . . . . .   31

        Section 10.1        Books, Records and Financial Statements   31
        Section 10.2        Accounting Method . . . . . . . . . . .   32
        Section 10.3        Annual Audit  . . . . . . . . . . . . .   32

                                   ARTICLE XI
                                  TAX MATTERS   . . . . . . . . . .   33

        Section 11.1        Tax Matters . . . . . . . . . . . . . .   33
        Section 11.2        Right to Make Section 754 Election  . .   33
        Section 11.3        Taxation as Partnership . . . . . . . .   34

                                  ARTICLE XII
                   LIABILITY, EXCULPATION AND INDEMNIFICATION . . .   34

        Section 12.1        Liability . . . . . . . . . . . . . . .   34
        Section 12.2        Exculpation . . . . . . . . . . . . . .   34
        Section 12.3        Fiduciary Duty  . . . . . . . . . . . .   34
        Section 12.4        Outside Businesses  . . . . . . . . . .   35
        Section 12.5        Third-Party Beneficiaries . . . . . . .   35

                                  ARTICLE XIII
                        ADDITIONAL MEMBERS; ASSIGNMENTS   . . . . .   35

        Section 13.1        Admission . . . . . . . . . . . . . . .   35
        Section 13.2        Assignments of Interests Generally  . .   35
        Section 13.3        Recognition of Assignment by the
                              Company . . . . . . . . . . . . . . .   36

                                  ARTICLE XIV
                    DISSOLUTION, LIQUIDATION AND TERMINATION  . . .   36

        Section 14.1        No Dissolution  . . . . . . . . . . . .   36
        Section 14.2        Events Causing Dissolution  . . . . . .   37
        Section 14.3        Liquidation . . . . . . . . . . . . . .   37
        Section 14.4        Termination . . . . . . . . . . . . . .   38
        Section 14.5        Claims of the Members . . . . . . . . .   38

                                   ARTICLE XV
                                 MISCELLANEOUS  . . . . . . . . . .   38

        Section 15.1        Notices . . . . . . . . . . . . . . . .   38
        Section 15.2        Failure to Pursue Remedies  . . . . . .   39
        Section 15.3        Cumulative Remedies . . . . . . . . . .   39
        Section 15.4        Binding Effect  . . . . . . . . . . . .   39
        Section 15.5        Interpretation  . . . . . . . . . . . .   39
        Section 15.6        Severability  . . . . . . . . . . . . .   39
        Section 15.7        Counterparts  . . . . . . . . . . . . .   39
        Section 15.8        Integration . . . . . . . . . . . . . .   39
        Section 15.9        Governing Law . . . . . . . . . . . . .   40
        Section 15.10       Confidentiality . . . . . . . . . . . .   40
        Section 15.11       Amendments  . . . . . . . . . . . . . .   40




                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              DOCP ACQUISITION LLC

                  This Limited Liability Company Agreement (this "Agreement") of DOCP Acquisition LLC, a New York limited liability company (the "Company"), dated and effective as of August 21, 1997, is entered into between CSX Transportation, Inc., a Virginia Corporation ("CSXT"), DOCP Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of CSXT ("CSXT Sub" and, collectively with CSXT, "CSX"), Norfolk Southern Corporation, a Virginia corporation ("NSC") and Walter
        G. Rich ("Rich"), as members (the "Members").

                  WHEREAS, CSX Corporation, NSC, Rich and Delaware Otsego Corporation, a New York corporation ("DOCP"), have entered into an Agreement and Plan of Merger, dated as of August 17, 1997 (the "Merger Agreement");

                  WHEREAS, pursuant to the terms of the Merger
        Agreement CSX, NSC and Rich have formed the Company to consummate the acquisition of the capital stock of DOCP and to merge (the "Merger") a corporate subsidiary of the Company with and into DOCP. Following consummation of the Merger, DOCP will continue as the surviving corporation and will be a wholly owned subsidiary of the Company; and

                  WHEREAS, CSX, NSC and Rich intend that this Agreement shall constitute an "operating agreement" in respect of the Company under the LLC Law (as hereinafter defined).

                  NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                   ARTICLE I
                                 DEFINED TERMS

                  Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

                  "Affiliate" shall mean, with respect to a specified Person, (a) any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person, (b) any trust for the benefit of such Person or any entities controlled by such Person or (c) in the case of a natural person, any relative or spouse of the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Articles" shall mean the Articles of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of New York pursuant to the LLC Law.

                  "Assign" and "Assignment" shall have the meanings set forth in Section 13.2.

                  "Bankruptcy" shall mean, and a Member shall be referred to as a "Bankrupt Member" upon, (i) the entry by a court of (A) a decree or order for relief in respect of a Member in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging a Member a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of a Member under any applicable Federal or state bankruptcy, insolvency, reorganization or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of a Member or of any substantial part of a Member's property, or ordering the winding up or liquidation of a Member's affairs, and the continuance of such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty consecutive days; or (ii) the commencement by a Member of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by a Member to the entry of a decree or order for relief in respect of such Member in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by a Member of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy, insolvency, reorganization or similar law, or the consent by a Member to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of a Member or of any substantial part of any of a Member's property, or the making by a Member of a general assignment for the benefit of creditors, or the admission by a Member in writing of its inability to pay its debts generally as they become due, or the taking of action by a Member in furtherance of any of the foregoing.

                  "Board" shall have the meaning set forth in Section
        5.2.

                  "Call Right" shall have the meaning set forth in
        Section 9.2.

                  "Capital Account" shall mean, with respect to any Member and any Interest, the account maintained for such Member and such Interest in accordance with the provisions of Section 6.4.

                  "Capital Contribution" shall mean, with respect to any Interest, the aggregate amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company pursuant to Section 6.1 with respect to such Interest and shall include the Initial Capital Contribution, the Stock Capital Contribution, the Offer Capital Contribution, the Merger Capital Contribution and any Subsequent Capital Contribution with respect to such Interest.

                  "Cash Available for Distribution" shall mean, at any time, all cash of the Company and its Subsidiaries in excess of the amount reasonably determined by the Board as being necessary for the cash payment of the Company's and its Subsidiaries' next annual operating expenses (net of receipts), debt service, contingencies, budgeted capital expenditures and working capital requirements (all of which shall take into account cash on hand and future expected cash surpluses and cash requirements as of such time), which determination shall be made by taking into account (amongst other things) the annual financial plan and annual expense and capital budgets adopted by the Board.

                  "Cash Available for Redemption" shall mean (a) Cash Available for Distribution less (b) the amount of any Cumulative Distribution Preference Arrearage to be paid from Cash Available for Distribution within sixty days of the relevant determination by the Board.

                  "Chairman" shall mean the Person appointed as the Chairman of the Board pursuant to Section 5.11.

                  "Closing" shall have the meaning set forth in Section
        9.3.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United
        States federal tax statute enacted after the date of this Agreement. A reference to a specific section (SECTION) of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

                  "Common Interest" shall mean an Interest with rights as set forth in Section 4.4(b).

                  "Company" shall have the meaning set forth in the preamble.

                  "Covered Person" shall mean any officer, director, employee, manager or agent of the Company acting in such capacity.

                  "CSX" shall have the meaning set forth in the preamble.

                  "CSXT" shall have the meaning set forth in the preamble, and shall include any successor to CSXT's Common Interests or Preferred Interests in accordance with this Agreement.

                  "CSXT Sub" shall have the meaning set forth in the preamble, and shall include any successor to CSXT Sub's
        Preferred Interests in accordance with this Agreement.

                  "CSX Directors" shall have the meaning set forth in
        Section 5.2.

                  "Cumulative Distribution Preference Arrearage" shall have the meaning set forth in Section 8.3.

                  "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that, if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided, further, that if the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

                  "Directors" shall mean those individuals appointed as Directors pursuant to Article V.

                  "Distribution Preference" shall mean, with respect to an Interest, any amount which may cumulate with respect to such Interest and which would, if cumulated and unpaid, give rise to a blockage with respect to Distributions on other Interests.

                  "Distribution Preference Arrearage" shall have the meaning set forth in Section 8.3.

                  "Distributions" shall mean distributions of cash or other property made by the Company with respect to Interests (including upon dissolution or liquidation of the Company), but shall not mean payments or transfers of cash or other property to holders of Interests (a) for reasons other than their ownership of such Interests or (b) in connection with the redemption of such Interests.

                  "DOCP" shall have the meaning set forth in the recitals.

                  "DOCP Shares" shall mean shares of Common Stock, par value $.125 per share, of DOCP.

                  "Employment Agreement" shall have the meaning set forth in section 9.1.

                  "Fiscal Year" shall mean (a) the period commencing upon the date of this Agreement and ending on December 31, 1997, or (b) any subsequent twelve-month period commencing on January 1 and ending on December 31.

                  "GAAP" shall mean generally accepted accounting principles consistently applied in the United States.

                  "Gross Asset Value" shall mean, with respect to any asset, such asset's adjusted basis for United States federal income tax purposes, except as follows:

                  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by a resolution of the Board; provided, that the fair market value of the Stock Capital Contribution shall be the agreed value set forth in Schedule A;

                  (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by a resolution of the Board, as of the following times: (i) immediately prior to the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Company assets in redemption of an Interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation SECTION 1.704-1(b)(2)(ii)(g); and

                  (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by a resolution of the Board.

                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph
        (b) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  "Indebtedness" shall mean, when used with reference to a specified Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including, without limitation, all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument,
        (e) all payment obligations under capitalized leases and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) of this definition directly or indirectly guaranteed by such Person.

                  "Initial Capital Contribution" shall have the meaning set forth in Section 6.1.

                  "Interest" shall mean a unit of limited liability company interest owned by a Member in the Company, and shall include a unit of Common Interest, Series A Cumulative
        Preferred Interest, Series B Cumulative Preferred Interest and Junior Preferred Interest.

                  "Junior Preferred Interest" shall mean an Interest with rights as set forth in Section 4.4(e).

                  "Junior Preferred Redemption Value" shall mean, per Junior Preferred Interest, (i) $1,000 plus (ii) any Cumulative Distribution Preference Arrearage existing with respect to such Interest.

                  "LLC Law" shall mean the New York Limited Liability
        Company Law (New York Limited Liability Law SECTION 34-101, et seq.), as amended from time to time.

                  "Managers" shall have the meaning set forth in
        Section 5.1.

                  "Member" shall mean any Person named as a member of the Company in the preamble and on Schedule A and includes any Person who acquires an Interest pursuant to the provisions of this Agreement.

                  "Merger" shall have the meaning set forth in the recitals.

                  "Merger Agreement" shall have the meaning set forth in the recitals.

                  "Merger Capital Contribution" shall have the meaning set forth in Section 6.1.

                  "Notice" shall have the meaning set forth in Section
        9.3.

                  "NSC" shall have the meaning set forth in the preamble, and shall include any successor to all of NSC's
        Common Interests or Preferred Interests in accordance with this Agreement.

                  "NSC Director" shall have the meaning set forth in
        Section 5.2.

                  "Offer" shall mean the Offer as defined in the Merger
        Agreement.

                  "Offer Capital Contribution" shall have the meaning set forth in Section 6.1.

                  "Officers" shall mean those Persons appointed by the Board pursuant to Section 5.11 to manage the day-to-day affairs of the Company to the extent permitted by this Agreement.

                  "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

                  "Preferred Interests" shall mean Series A Cumulative Preferred Interests, Series B Cumulative Preferred Interests and Junior Preferred Interests.

                  "President and CEO" shall have the meaning set forth in Section 5.2.

                  "Profits" and "Losses" shall mean, for each Fiscal
        Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with SECTION 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to SECTION 703(a)(1) of the Code), with the following adjustments:

                  (a)       any income of the Company exempt from
             federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (b) any expenditures of the Company described in SECTION 705(a)(2)(B) of the Code (or treated as expenditures described in SECTION 705(a)(2)(B) of the Code pursuant to Treasury Regulation SECTION 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value; and

                  (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above.

                  "Price" shall have the meaning set forth in Section
        9.3.

                  "Put and Call Arrangements" shall mean the provisions regarding the put and call of Rich's Interests set forth in
        Article IX.

                  "Put Right" shall have the meaning set forth in
        Section 9.2.

                  "Redemption Value" shall mean the Series A Cumulative Preferred Redemption Value, the Series B Cumulative Preferred Redemption Value and/or the Junior Preferred Redemption Value, as applicable.

                  "Rich" shall have the meaning set forth in the preamble, and shall include any successor to Rich's Common Interests in accordance with this Agreement.

                  "Rich Directors" shall have the meaning set forth in
        Section 5.2.

                  "Series A Cumulative Preferred Interest" shall mean an Interest with rights as set forth in Section 4.4(c).

                  "Series A Cumulative Preferred Redemption Value" shall mean, per Series A Cumulative Preferred Interest, (i) $1,000 plus (ii) any Cumulative Distribution Preference
        Arrearage existing with respect to such Interest.

                  "Series B Cumulative Preferred Interest" shall mean an Interest with rights as set forth in Section 4.4(d).

                  "Series B Cumulative Preferred Redemption Value" shall mean, per Series B Cumulative Preferred Interest, (i) $1,000 plus (ii) any Cumulative Distribution Preference
        Arrearage existing with respect to such Interest.

                  "Stock Capital Contribution" shall have the meaning set forth in Section 6.1.

                  "Subject Interests" shall have the meaning set forth in Section 9.3.

                  "Subsequent Capital Contribution" shall have the meaning set forth in Section 6.1.

                  "Subsidiary" shall mean, with respect to a specified Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the specified Person. Unless a contrary intention is indicated in this Agreement, any reference to a Subsidiary shall mean a Subsidiary of the Company.

                  "Tax Matters Partner" shall have the meaning set forth in Section 11.1.

                  "Transaction Costs" shall mean the following out of pocket costs and expenses directly incurred by the Company and its Subsidiaries in connection with the transactions contemplated by the Merger Agreement: reasonable fees and disbursements of counsel, financial advisors, accountants, printers and the costs of making payments under employee change of control arrangements.

                  "Treasury Regulations" shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  "Trigger" shall have the meaning set forth in Section
        9.1.

                  "Value" shall mean the value at which an asset is carried in the financial records of the Company (consolidated to the extent practiced by the Company under GAAP) (after giving effect to any related reserves for depreciation or amortization) maintained in accordance with GAAP consistent with GAAP as applied by DOCP at the Closing Date.

                  Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

                                   ARTICLE II
                               FORMATION AND TERM

                  Section 2.1 Formation. (a) The Members have formed the Company as a limited liability company under and pursuant to the provisions of the LLC Law. The Members have contributed, and shall contribute, amounts to the capital of the Company, and have, and shall have, the number and type of Interests, as reflected on Schedule A. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the LLC Law, except as otherwise provided herein.

                  (b) The President and CEO, any Vice President, and the Secretary of the Company each is hereby designated pursuant to the LLC Law to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the LLC Law to be filed in the office of the Secretary of State of New York and any other certificates, notices or other instruments (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  Section 2.2 Name. The name of the Company shall be DOCP Acquisition LLC.

                  Section 2.3 Term. The term of the Company commenced on August 21, 1997, the date the Articles were filed in the office of the Secretary of State of the State of New York, and shall continue perpetually unless the Company is terminated as provided herein or dissolved pursuant to Section 14.2, which dissolution shall be carried out pursuant to the LLC Law and the provisions of this Agreement.

                  Section 2.4 Registered Agent and Office. The Company's registered agent and office in New York shall be CT Corporation System, 1633 Broadway, New York, New York 10019.

                  Section 2.5 Principal Place of Business. The principal place of business of the Company shall be 1 Railroad Avenue, Cooperstown, New York 13326, or such other location as the Board may designate from time to time and embody in a writing to be filed with the records of the Company.

                  Section 2.6        Qualification in Other
        Jurisdictions. The Officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and such qualification, formation or registration is necessary or appropriate for the transaction of such business.

                                  ARTICLE III
                       PURPOSE AND POWERS OF THE COMPANY

                  Section 3.1 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Law, and to engage in any and all lawful acts or activities in which limited liability companies may engage under the LLC Law which the Board deems necessary, convenient, desirable or incidental to the foregoing.

                  Section 3.2 Powers of the Company. (a) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including the power to commence and consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and to acquire, hold, transfer and dispose of the capital stock of DOCP, and to undertake all business and transactions necessary or appropriate in connection therewith.

                  (b) Subject to Section 5.3 and any applicable provisions of the LLC Law, the Company may merge with, or consolidate into, another limited liability company or other business entity (as defined in Section 102(v) of the LLC Law).

                                   ARTICLE IV
                                    MEMBERS

                  Section 4.1 Members. The name and mailing address of each Member is set forth on Schedule B. The number and class of Interests owned by each Member is set forth on Schedule A. The Secretary or other designated Officer shall update Schedules A and B from time to time as necessary to accurately reflect changes in address and/or the ownership of Interests. Any amendment or revision to Schedules A and B made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A or Schedule B shall be deemed to be a reference to Schedule A or Schedule B, as the case may be, as amended in accordance with this Agreement and in effect from time to time.

                  Section 4.2 Powers of Members. Except as provided in Section 4.10, Members shall not have the authority to bind the Company by virtue of their status as Members.

                  Section 4.3 Member's Interest. A Member's Interests shall for all purposes be personal property. A Member shall have no interest in specific Company assets or property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

                  Section 4.4 Classes. (a) The Interests shall be divided between Common Interests, Series A Cumulative
        Preferred Interests, Series B Cumulative Preferred Interests and Junior Preferred Interests.

                  (b)     There shall be authorized 100 Common
        Interests which may not be subdivided. Each of such Interests shall have identical rights and terms in all respects except as specifically set forth in Article V of this Agreement. The Common Interests shall have rights to an allocation of Profits and Losses and to any distributions as may be authorized under this Agreement and under the LLC Law. Except as specifically provided herein, the Common Interests collectively shall have all management and voting rights, as set forth in this Agreement and provided for under the LLC Law.

                  (c) There shall be authorized 100,000 Series A Cumulative Preferred Interests. Each of such Interests shall have identical rights and terms in all respects. The Series A Cumulative Preferred Interests shall have rights to an allocation of Profits and Losses and to any distributions as may be authorized under this Agreement and under the LLC Law. Except as specifically provided herein (including, without limitation, under Section 5.4), the Series A Cumulative Preferred Interests shall not have management or voting rights under the LLC Law or otherwise.

                  (d) There shall be authorized 100,000 Series B Cumulative Preferred Interests. Each of such Interests shall have identical rights and terms in all respects. The Series B Cumulative Preferred Interests shall have rights to allocation of Profits and Losses and to any distributions as may be authorized under this Agreement and under the LLC Law. Except as specifically provided herein (including, without limitation, under Section 5.4), the Series B Cumulative Preferred Interests shall not have management or voting rights under the LLC Law or otherwise.

                  (e) There shall be authorized 100,000 Junior Preferred Interests which may not be subdivided. Each of such Interests shall have identical rights and terms in all respects. The Junior Preferred Interests shall have rights to allocations of Profits and Losses and to any distributions as may be authorized under this Agreement and under the LLC Law. Except as specifically provided herein (including, without limitation, under Section 5.4), the Junior Preferred Interests shall not have management or voting rights under the LLC Law or otherwise.

                  Section 4.5 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

                  Section 4.6 Resignation. A Member shall cease to be a Member at the time such Member ceases to own any Interests.

                  Section 4.7 Annual Meetings. Annual meetings of Members for the designation of Directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without of the State of New York, and at such time and date as the Board, by resolution, shall determine. At each annual meeting of the Members, the Members shall designate Directors in accordance with Section 5.2(b) and may transact such other business as shall be stated in the notice of the meeting.

                  Section 4.8        Special Meetings.  Special
        meetings of the Members for any purpose or purposes may be called by the Chairman, by a resolution of the Board or by any Member.

                  Section 4.9 Voting. Each Member entitled to vote in accordance with the terms of this Agreement may vote in person or by proxy. Except in the case of designation of Directors and except as otherwise provided for by this Agreement, all matters to be decided by the Members shall be decided by a vote of the holders of not less than two-thirds of the then outstanding Common Interests. Minutes of each meeting shall be prepared by the Secretary and a copy provided to each Member. Notwithstanding anything to the contrary in this Agreement or in the LLC Law, the holders of Series A Cumulative Preferred Interests, Series B Cumulative Preferred Interests and Junior Preferred Interests shall have no management or voting rights; provided that the rights of the Series A Cumulative Preferred Interests, the Series B Cumulative Preferred Interests and Junior Preferred Interests to distributions, allocations or any payment pursuant to this Agreement, the LLC Law or otherwise may not be diminished or otherwise adversely affected without the consent of all holders of such affected Interests.

                  Section 4.10 Actions by Members. Other than as expressly provided herein, a Member may take actions on behalf of the Company only pursuant to an explicit grant of authority to do so by the Board, which grant has been approved by a resolution of the Board.

                  Section 4.11 Quorum. Except as otherwise required by law, the presence, in person or by proxy, of all of the holders of the Common Interests shall constitute a quorum at all meetings of the Members; provided that if a holder of Common Interests is absent from any three consecutive meetings of the Members or adjournments thereof for which actual written notice of the new place, date and time of the meeting or adjourned meeting is given to such Member, then the Common Interests of such holder shall not be considered in determining the presence of a quorum. In case a quorum shall not be present at any meeting, Members holding a majority of the Common Interests held by Members represented thereat, in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of Common Interests shall be present. At any such adjourned meeting at which the requisite amount of Common Interests shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

                  Section 4.12 Notice of Meetings. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each Member, at such Member's address as it appears on the records of the Company, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the holders of Common Interests entitled to vote thereat.

                  Section 4.13 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of holders of a number of Common Interests as would be required to approve such action at a meeting of the Members and a copy of such consent in writing is provided to each Member who did not sign such consent.

                  Section 4.14 Power of Attorney. Rich hereby irrevocably constitutes and appoints CSX and NSC acting collectively, and the officers of each of them and any successor of it or them, with full power of substitution, the true and lawful agent and attorney-in-fact of Rich and any successor of Rich in respect of all Common Interests owned beneficially or of record by him, with full power and authority in his name, place and stead, to consent to any action, vote with respect to such Interests and to execute, acknowledge, swear to, deliver, record and file any consent, vote or amendment hereto and all other documents, certificates or instruments that may be considered necessary or desirable by CSX and NSC acting collectively in connection with the Offer, the Merger and any matters or transactions related to the effectuation and consummation thereof, but excluding any matters or transactions relating to the operations of DOCP and its Subsidiaries. The foregoing powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the death, incompetency or bankruptcy of Rich or any transfer or assignment of all or any portion of Rich's Interests in the Company.

                  Section 4.15        Transactions With Affiliates.
        Without the consent of the other Members, no Member or any Affiliate of any Member shall enter into, directly or indirectly, any transaction, agreement, joint enterprise or arrangements, guarantee, loan, advance or investment with the Company or any Subsidiary other than on an arms length basis and at fair market value.

                                   ARTICLE V
                                   MANAGEMENT

                  Section 5.1        Managers.  (a)  In accordance with
        Section 408 of the LLC Law, management of the Company shall be vested in the managers of the Company (the "Managers"), who shall be the Directors and, to the extent specifically provided in Section 5.11, the Officers. Managers may be Members. A person designated as a Director or appointed as an Officer is by such designation or appointment designated a manager of the Company by the Members for purposes of the LLC Law. Except as expressly provided herein or as delegated by the Board, Officers shall not have authority to bind the Company by virtue of their status as Managers of the Company or otherwise.

                  (b) The parties agree to take all necessary action such that each Member shall have rights identical to those set forth under this Article V with respect to the Boards of Directors (or comparable bodies) and management of DOCP and each of its Subsidiaries.

                  Section 5.2 Number, Designation and Term of Directors. (a) The business and affairs of the Company shall be managed under the direction of a Board of Directors of the Company consisting of seven persons as provided below (the "Board").

                  (b) Prior to the Merger there shall be three Directors as follows: one Director shall be Rich, one Director shall be designated by CSXT (the "CSX Director") and one
        Director shall be designated by NSC (the "NSC Director"). Such Directors shall serve until the Merger.

                  (c) On and after the Merger, the Directors shall be divided into four classes of Directors as follows: one Director shall be the president and chief executive officer of the Company (the "President and CEO"); four Directors shall be employees or officers of the Company designated by Rich (the "Rich Directors"); one Director shall be the CSX Director; and one Director shall be the NSC Director. Such Directors shall serve until the earlier of (i) the designation and qualification of his or her successor in accordance with
        Section 5.5 or (ii) the resignation or removal of such Director in accordance with Section 5.5.

                  Section 5.3 Action by the Board. (a) Subject to Sections 5.3(b) and (c) and 5.4, the vote of a majority of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board unless this Agreement or the LLC Law shall require the vote of a greater number.

                  (b) Notwithstanding any other provision of this Agreement, any of the following actions by the Company or any Subsidiary shall require the affirmative vote of a majority of the Board, including the affirmative vote of the CSX Director and the NSC Director:

                  (i) any alteration or amendment to its Articles of Organization, Articles of Incorporation, By-laws or comparable organizational documents;

                  (ii) any reorganization or reincorporation in a new jurisdiction;

                  (iii)   the initiation or consummation of any
             liquidation or dissolution, or (other than the Merger) any merger or consolidation or other combination (other than with wholly owned Subsidiaries) with any Person;

                  (iv) any recapitalization, purchase, retirement or redemption or other acquisition of any capital stock or other equity interests, or securities convertible into, or exercisable or exchangeable for, capital stock or other equity interests, in the Company or any Subsidiary;

                  (v) any disposition (including by sale, exchange, lease or alteration of the Company's or any Subsidiary's right to use, whether or not in the form of a lease), in one or more transactions, of assets or rights of the Company or any Subsidiary for less than fair market value consideration or having a cumulative net present value in excess of $5,000,000; provided however that if the consideration for any disposition in any transaction or related transactions is less than $1,000,000 and is not less than fair market value, approval under this Section 5.3(b) shall not be required and the net present value of such assets or rights shall not be included in the foregoing specified amount;

                  (vi) except in the ordinary course of business, entering into, directly or indirectly, any transaction, agreement, joint enterprise or arrangements, guarantee, loan, advance or investment with any holder or beneficial owner of five percent or more of any class of the outstanding capital stock or other equity interests in the Company or any Subsidiary, or with any Affiliate of such holder or beneficial owner;

                  (vii) issuing any capital stock or other equity interests, or securities convertible into, or exercisable or exchangeable for capital stock or other equity interests to any holder or beneficial owner of five percent or more of any class of the outstanding capital stock or other equity interest in the Company or the Subsidiary, except as contemplated under Section 6.1;

                  (viii) creating, incurring, assuming, guaranteeing or otherwise becoming liable for any Indebtedness if, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness of the Company and its Subsidiaries is in excess of the sum of outstanding Indebtedness of DOCP and its Subsidiaries at the close of business on the date of the Merger plus $5,000,000;

                  (ix) adopting the annual financial plan (pertaining to financial objectives but not to day to day operating matters) and adopting the annual expense and capital budgets;

                  (x) except for expenditures made under the annual expense and capital budgets as approved in accordance with
             Section 5.3(b)(ix) or capital expenditures in the ordinary course of business directly relating to railroad operations, making or agreeing to make any new capital expenditure or new capital expenditures which individually is in excess of $25,000 or in the aggregate in any twelve month period is in excess of $200,000;

                  (xi) paying, discharging, settling or satisfying any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms; or

                  (xii) authorizing or committing to take any of the foregoing actions.

                  (c) Notwithstanding any other provision of this Agreement, decisions regarding the employment or compensation of Rich by the Company or any other Subsidiary (including under the Employment Agreement or in respect of any benefit plan or other arrangement that Rich may be eligible to participate in) or the Company's rights and obligations with respect to the Put and Call Arrangements shall be made solely by unanimous written decision of the CSX Director and the NSC Director.

                  Section 5.4 Member Approval. Notwithstanding any other provision of this Agreement, any of the following actions by the Company or any Subsidiary shall require the written approval of the holders of two thirds of the outstanding Preferred Interests:

                  (a)   appointing outside auditors;

                  (b) reclassifying, combining or exchanging any capital stock or other equity interest;

                  (c) making any material tax election or settling or compromising any material income tax liability;

                  (d) entering into, or subjecting the Company or its assets to, any agreement or instrument, which prohibits or restricts the ability of the Company to use Cash Available for Redemption to effect redemptions pursuant to Section 6.3; or

                  (e) authorizing or committing to take any of the foregoing actions.

                  Section 5.5        Resignation, Removal and
        Vacancies. (a) Any Director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and, if no time is specified, at the time of its receipt by the Chairman or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

                  (b) A Director may be removed at any time with or without cause (i) by Rich, if such Director is a Rich Director, (ii) by CSXT, if such Director is the CSX Director,
        (iii) by NSC, if such Director is the NSC Director and (iv) automatically, if such Director was prior thereto the President and CEO and has ceased to be, for any reason, the President and CEO.

                  (c) Any vacancy on the Board, regardless of how caused, shall be filled by the appointment of a successor Director. Such successor Director shall be (i) designated by Rich, if such successor Director's predecessor was a Rich Director, (ii) designated by CSXT if such successor Director's predecessor was the CSX Director, (iii) designated by NSC, if such successor Director's predecessor was the NSC Director, and
        (iv) the new President and CEO, if such successor Director's predecessor was the President and CEO.

                  Section 5.6 Committees of Directors. The Board may, by resolution or resolutions of the Board, designate one or more committees, each committee to consist of two or more Directors. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Matters requiring the approval of the Board or of the CSX Director and the NSC Director under Sections 5.3 (b) or (c) may not be delegated to such a committee. Copies of the agendas and minutes of any meetings of such committees shall be maintained by the Secretary and distributed to all Directors.

                  Section 5.7        Meetings of the Board of
        Directors. Regular meetings of the Board may be held without notice at such places and times as shall be determined from time to time by resolution of the Board. Special meetings of the Board may be called by the Chairman, and shall be called by the Secretary (or person performing a similar function) on the written request of a majority of the Directors (or, in respect of matters requiring action by the CSX Director and the NSC Director under Section 5.3(c), on the written request of either the CSX Director or the NSC Director), upon at least one day's notice to each Director (except that notice to any Director may be waived in writing by such Director), and shall be held at such place or places as may be determined by the Board, or as shall be stated in the notice of the meeting. Copies of agendas and minutes of all meetings of the Board shall be distributed to all Directors. Members of the Board, or any committee designated by the Board, may participate in any meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                  Section 5.8 Quorum of a Board of Directors Meeting. The presence in person of a majority of the Directors, provided that such majority includes both the CSX Director and the NSC Director (unless waived in writing by the CSX Director or the NSC Director, as the case may be), shall constitute a quorum for the transaction of business, provided, however, that if the CSX Director or the NSC Director shall be absent from any three consecutive meetings of the Board or adjournments thereof for which actual written notice of the new place, date and time of the meeting or adjourned meeting is given to such Director, then the presence of such Director shall not be required to constitute a quorum, other than in respect of meetings where actions set forth in Sections 5.3(b) or (c) are taken. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

                  Section 5.9        Compensation of Directors.
        Directors shall not receive any stated salary for their services as Directors or as members of committees of the Board. Nothing herein contained shall be construed to preclude any Director from serving the Company or any Subsidiary in any other capacity as an Officer, agent or otherwise, and receiving compensation therefor or from serving a Member in the capacity of officer, agent or otherwise and receiving compensation therefor.

                  Section 5.10 Action Without Board of Directors Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by the number and class of Directors as would be required to take such action at a meeting, and such written consent is filed with the minutes of proceedings of the Board or such committee. The Secretary of the Company shall send a copy of such written consent promptly to each Director who did not sign such consent.

                  Section 5.11 Officers. (a) The Officers of the Company shall be the Chairman, the President and CEO, one or more Vice Presidents, a Treasurer and a Secretary, as may be established by the Board, all of whom shall be elected by the Board and shall hold office until their successors are duly elected and qualified. In addition, the Board may elect such Assistant Secretaries and Assistant Treasurers as it deems proper. The Board may also establish additional or alternate offices of the Company as it deems advisable, and such offices shall be filled with such Officers, who shall perform such duties and serve such terms, as the Board shall determine from time to time.

                  (i)  The Chairman.  The Directors shall appoint by
             majority vote the Chairman of the Board.   The Chairman
             shall preside at all meetings of the Board and shall have and perform such other duties as may be assigned to him or her by the Board.

                  (ii) The President and CEO.  The Directors shall
             appoint a President and CEO. The first President and CEO shall be Rich. The President and CEO of the Company shall be the senior executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of the president of a business corporation organized under the Business Corporation Law of the State of New York and shall report to the Board. The President and CEO shall have the power to execute bonds, mortgages, instruments and other contracts on behalf of the Company.

                  (iii) Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board.

                  (iv) Treasurer.  The Treasurer shall be the chief
             financial officer of the Company. The Treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. The Treasurer shall deposit all cash and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, the Chairman, or the President and CEO, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman, the President and CEO and the Board at the regular meetings of the Board, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company.

                  (v) Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and of the Board and all other notices required by law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman, the President and CEO, the Board, or by the Person upon whose request the meeting is called as provided in this Agreement. The Secretary shall record all the proceedings of the meetings of the Board, any committees thereof and the Members in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board, the Chairman or the President and CEO.

                  (vi) Assistant Treasurers and Assistant Secretaries.
             Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board.

                  (b) Officers shall have the exclusive authority to conduct the day-to-day affairs of the Company, subject to Sections 5.3 and 5.4 and to customary requirements for Board approval of actions. In no event may an Officer take any action for which Board approval, approval of the CSX Director and the NSC Director or approval of holders of two-thirds of the Preferred Interests, is required under Sections 5.3(b) or
        (c) or 5.4 in the absence of such approval.

                  Section 5.12 Plans and Budgets. Within 60 days after the consummation of the Merger, and annually thereafter, the Board shall adopt an annual financial plan (pertaining to financial objectives but not to day to day operating matters) and annual expense and capital budgets.

                                   ARTICLE VI
                         INTERESTS AND CAPITAL ACCOUNTS

                  Section 6.1 Capital Contributions. (a) Upon formation of the Company, each Member contributed to the capital of the Company (each, an "Initial Capital
        Contribution") the consideration set forth opposite the Member's name in Section 1 of Schedule A in the form indicated thereon in exchange for the Interest indicated thereon.

                  (b) Immediately prior to the consummation of the Offer and simultaneously with making the Offer Capital Contributions, Rich and CSXT, in exchange for the Series B Cumulative Preferred Interests and Series A Cumulative Preferred Interests, respectively, set forth opposite such Member's name in Section 2 of Schedule A, shall contribute to the capital of the Company the DOCP Shares in the amounts set forth opposite such Member's name in Section 2 of Schedule A (each, a "Stock Capital Contribution"). The agreed value of the Stock Capital Contributions shall be as set forth on Schedule A.

                  (c) Immediately prior to the consummation of the Offer and simultaneously with making the Stock Capital Contributions, each of CSXT Sub and NSC, in respect of Series A Cumulative Preferred Interests and Junior Preferred Interests, shall contribute cash to the capital of the Company (each, an "Offer Capital Contribution") as necessary for the Company to purchase in the Offer all DOCP Shares properly tendered and accepted for payment thereunder and to pay any Transaction Costs related thereto. The parties acknowledge that the Offer Capital Contributions relating to Transaction Costs may be delayed by CSX or NSC, as the case may be, for up to four weeks after the date of the Merger. The Offer Capital Contributions of CSXT Sub and NSC shall be in amounts such that the aggregate value of the Stock Capital Contributions and Offer Capital Contributions of each of CSX and NSC shall be equal. In exchange for the Offer Capital Contributions, the Company shall issue to each of CSXT Sub and NSC (i) such number of Series A Cumulative Preferred Interests as reflects the Offer Capital Contributions made by CSXT Sub and NSC, respectively, at the rate of $1,000 per Series A Cumulative Preferred Interest, and
        (ii) 50,000 Junior Preferred Interests with an aggregate Junior Preferred Redemption Value for each of CSXT Sub and NSC as of the date of issuance of $50 million. At the time the Offer Capital Contributions are made, Schedule A shall be revised to reflect such contributions.

                  (d) Immediately prior to the consummation of the Merger, each of CSXT Sub and NSC, in respect of Series A Cumulative Preferred Interests, shall contribute cash to the capital of the Company (each, a "Merger Capital Contribution") as necessary for the Company to purchase in the Merger all outstanding DOCP Shares not already beneficially owned by the Company, and to pay any Transaction Costs related thereto, and to repay debt of the Company or its Subsidiaries, if necessary. The parties acknowledge that the Merger Capital Contributions relating to Transaction Costs may be delayed by CSX or NSC, as the case may be for up to four weeks after the date of the Merger. The Merger Capital Contributions shall be made in equal amounts by CSXT Sub and NSC. In exchange for the Merger Capital Contributions, the Company shall issue to each of CSXT Sub and NSC such number of Series A Cumulative Preferred Interests as reflects the relative Merger Capital Contributions made by CSXT Sub and NSC, respectively, at the rate of $1,000 per Preferred Interest. At the time the Merger Capital Contributions are made, Schedule A shall be revised to reflect such contributions.

                  (e) Notwithstanding anything to the contrary in this Section 6.1, CSX shall not be required to make any Capital Contribution to the Company other than the Initial Capital Contribution and the Stock Capital Contribution until NSC shall have made at least $2,425,500 in Capital Contributions to the Company.

                  (f) The Members shall be required to make cash Capital Contributions to the Company in addition to the Initial Capital Contributions, the Stock Capital Contributions, the Offer Capital Contributions and the Merger Capital Contributions (any such additional Capital Contribution, a "Subsequent Capital Contribution") as may be agreed by all Members, in exchange for such number and type of Interests as may be agreed by the holders of all outstanding Common Interests. Unanimous consent of the holders of Common Interests to Subsequent Capital Contributions shall be a condition to each Member's obligations to make Subsequent Capital Contributions. At the time any Subsequent Capital Contributions are made, Schedule A shall be revised to reflect such contributions.

                  (g) The provisions of this Section 6.1 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any Subsequent Capital Contributions or to cause the Board to adopt a resolution calling for Subsequent Capital Contributions.

                  Section 6.2        Status of Capital Contributions.
        (a) Except as otherwise provided in this Agreement, the Capital Contributions of a Member holding Series A Cumulative Preferred Interests, Series B Cumulative Preferred Interests or Junior Preferred Interests may be returned to it, in whole or in part, at any time pursuant to the provisions of Section 6.3; provided that the Stock Capital Contributions and the Offer Capital Contributions, on the one hand, and the Merger Capital Contributions, on the other hand, shall be returned to the applicable contributing Member if, within two business days of such Capital Contributions, the Offer, on the one hand, and the Merger, on the other hand, are not consummated. Notwithstanding the foregoing, no return of Capital Contributions shall be made if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash or, in respect of a return of Capital Contributions upon the failure to consummate the Offer or the Merger, the DOCP Shares contributed by them, except as may be specifically provided in this Agreement.

                  (b) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement with respect
        to allocations and distributions.   Nothing in this Section
        6.2(b) shall be deemed to limit compensation payable to Rich under the Employment Agreement.

                  (c)     Except as otherwise provided in this
        Agreement or by the LLC Law, the Members shall be liable only to make their Capital Contributions pursuant to Section 6.1, and no Member shall be required to lend any funds to the Company or, after a Member's Capital Contributions have been fully paid pursuant to Section 6.1, to make any additional capital contributions to the Company. Other than as specifically provided in this Agreement or under the LLC Law, no Member shall have any personal liability for the payment of any Capital Contribution of any other Member.

                  Section 6.3 Redemption. (a) Notwithstanding anything to the contrary in this Agreement, no Common Interests shall be redeemed until all Series A Cumulative Preferred Interests, Series B Cumulative Preferred Interests and Junior Preferred Interests have been redeemed in accordance with the provisions of this Section 6.3, and no Junior Preferred Interests shall be redeemed until all Series A Cumulative Preferred Interests are redeemed.

                  (b) Notwithstanding anything to the contrary in this Agreement, but provided that redemption pursuant to this
        Section 6.3 does not cause a breach or default under any agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound, the Company shall, from time to time when it has any Cash Available for Redemption, redeem in accordance with the provisions of this
        Section 6.3(b) the Series A Cumulative Preferred Interests, the Series B Cumulative Preferred Interests and/or the Junior Preferred Interests in whole or in part as follows:

                  (i) The Company shall first use Cash Available for Redemption to redeem the Series A Cumulative Preferred Interests and, if elected by the holder of the Series B Cumulative Preferred Interests in accordance with Section 6.3(c), the Series B Cumulative Preferred Interests. Any redemption of the Series A Cumulative Preferred Interests or Series B Cumulative Preferred Interests shall require payment per Interest of an amount in cash equal to Redemption Value of such Interests. Series A Cumulative Preferred Interests shall be redeemed ratably (subject to Section 6.3(d)) from all holders of Series A Cumulative Preferred Interests and, at such time (subject to Section 6.3(d)), if elected by the holder of the Series B Cumulative Preferred Interests in accordance with Section 6.3(c), the Series B Cumulative Preferred Interests may participate ratably in such redemption with the Series A Cumulative Preferred Interests. In such event, the holder of the Series B Cumulative Preferred Interests shall receive payment per Interest of an amount in cash equal to the Redemption Value of such Interests which participate in the redemption.

                  (ii) Following the redemption of all outstanding Series A Cumulative Preferred Interests pursuant to
             Section 6.3(b)(i), the Company shall use Cash Available for Redemption to redeem the Junior Preferred Interests and, if elected by the holder of the Series B Cumulative Preferred Interests in accordance with Section 6.3(c) and if still then outstanding, the Series B Cumulative Preferred Interests. Any redemption of the Junior Preferred Interests shall require payment per Interest of an amount in cash equal to the Redemption Value of such Interest. Junior Preferred Interests shall be redeemed ratably from all holders of Junior Preferred Interests and, at such time, if elected by the holder of the Series B Cumulative Preferred Interests in accordance with
             Section 6.3(c), the Series B Cumulative Preferred Interests may participate ratably in such redemption with the Junior Preferred Interests. In such event, the holder of the Series B Cumulative Preferred Interests shall receive payment per Interest of an amount in cash equal to the Redemption Value of such Interests which participate in the Redemption.

                  (c) At least five days prior to any redemption of Series A Cumulative Preferred Interests or Junior Preferred Interests pursuant to Section 6.3(b)(i) and (ii), respectively, the Company shall give written notice to the holders of the Series B Cumulative Preferred Interests, stating the date of such redemption and the amount of cash to be distributed in connection with such redemption. Rich shall have five days from receipt of such notice to elect by written notice to the Company to participate ratably in such redemption with the other Interests being redeemed. If Rich so elects to participate, the number of Interests of CSX and NSC participating in the redemption shall be reduced ratably to accommodate the ratable redemption of Rich's Series B Cumulative Preferred Interests. For purposes of this Section 6.3, "ratably" and "ratable" shall be calculated such that CSX, NSC and Rich shall each have an equal percentage of their aggregate Series A Cumulative Preferred Interests and Junior Preferred Interests, in the case of CSX and NSC, or Series B Cumulative Preferred Interests, in the case of Rich, redeemed.

                  (d) The Series A Cumulative Preferred Interests may be used, subject to approval of the Board, including the affirmative vote of the CSX Director and the NSC Director as provided in Section 5.3(b), as consideration from CSX and/or NSC, as the case may be, for the acquisition of assets or rights of the Company or its Subsidiaries. In such event, any subsequent redemption of Series A Cumulative Preferred Interests pursuant to Section 6.3(b)(i) shall involve the redemption of only Series A Cumulative Preferred Interests held by either CSX or NSC, as the case may be, until CSX and NSC hold the same number of Series A Cumulative Preferred Interests, unless this requirement is waived by CSX or NSC, whichever has the benefit of the foregoing.

                  (e) It is the intention of the parties that the Board shall redeem Preferred Interests as soon as practicable following the Merger and that the Company's financial plans shall be designed consistent with that objective.

                  Section 6.4        Capital Accounts.  (a)  An
        individual Capital Account shall be established and maintained for each Member.

                  (b) The Capital Account of each Member shall be maintained in accordance with the following provisions:

                  (i) to such Member's Capital Account there shall be credited such Member's Capital Contributions, Profits allocated to such Member under Section 7.1 and items of income and gain allocated to such Member under Section 7.2 and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets transferred to such Member in a Distribution pursuant to any provision of this Agreement;

                  (ii) to such Member's Capital Account there shall be
             debited the amount of cash and the Gross Asset Value of any Company assets transferred to such Member in a Distribution pursuant to any provision of this Agreement, Losses allocated to such Member under Section 7.1 and items of loss and deduction allocated to such Member under
             Section 7.2 and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

                  (iii) in determining the amount of any liability for purposes of this Section 6.4 (b), there shall be taken into account SECTION 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

                  Section 6.5 Advances. If any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the Distributions of the Company. Subject to the limitations set forth in Section 5.3, the amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with such interest rate, conditions and terms as mutually agreed upon by such Member and the Board. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

                                  ARTICLE VII
                                  ALLOCATIONS

                  Section 7.1 Profits and Losses. (a) Subject to the allocation rules of Section 7.2 and Section 7.3, Profits for any Fiscal Year or portion thereof shall be allocated (i) first, to the Members to reverse any Losses allocated to such Members pursuant to Section 7.1(b) with the lowest tier allocations of such Losses being reversed first (in proportion to the Losses allocated to each Member within such tier), but only to the extent any such Losses have not been previously reversed under the Section 7.1(a)(i), (ii) second, among the Members holding Series A Cumulative Preferred Interests, Series B Cumulative Preferred Interests and Junior Preferred Interests in proportion to and to the extent of Distributions made with respect to such Interests during such Fiscal Year (or during a prior Fiscal Year to the extent no prior allocation of Profits under this Section 7.1(a)(ii) was made with respect to such Distributions), (iii) then among the Members holding Series A Cumulative Preferred Interests and Series B Cumulative Preferred Interests in proportion to and to the extent of the Cumulative Distribution Preference Arrearage of such Interests through the date such Interests are redeemed, (iv) then among the Members holding Junior Preferred Interests to the extent of the Cumulative Distribution Preference Arrearage of such Interests through the date such Interests are redeemed and (v) finally to the Members holding Common Interests in proportion to the number of Common Interests held.

                       (b)     Subject to the allocation rules of Section
        7.2 and Section 7.3, Losses for any Fiscal Year or portion thereof shall be allocated:

                       (i) first, to the Members holding Common Interests in proportion to the amounts of Profits allocated to each such Member pursuant to Section 7.1(a)(v) until each such Member shall have been allocated an amount of Losses equal to the excess, if any, of (A) Profits allocated to such Member pursuant to Section 7.1(a)(v) for all prior Fiscal Years over
             (B) Losses previously allocated to such Member pursuant to this
             Section 7.1(b)(i);

                       (ii) second, to the Members holding Junior Preferred
             Interests in proportion to the amount of Profits allocated to each such Member pursuant to Section 7.1(a)(iv) until each such Member shall have been allocated Losses equal to the excess of
             (A) Profits previously allocated to such Member pursuant to
             Section 7.1(a)(iv) for all prior Fiscal Years over (B) Losses previously allocated to such Member pursuant to this Section 7.1(b)(ii);

                       (iii) third, to the Members holding Series A Cumulative Preferred Interests and Series B Cumulative Preferred Interests in proportion to the amount of Profits allocated to each such Member pursuant to Section 7.1(a)(iii) until each such Member shall have been allocated Losses equal to the excess of (A) Profits allocated to such Member pursuant to Section 7.1(a)(iii) for all prior Fiscal Years over (B) Losses allocated to such Member pursuant to this Section 7.1(b)(iii);

                       (iv) fourth, to the Members holding Preferred
             Interests in proportion to the amount of Profits allocated to each such Member pursuant to Section 7.1(a)(ii) until each such Member shall have been allocated Losses equal to the excess of
             (A) Profits allocated to such Member pursuant to Section 7.1(a)(ii) for all prior Fiscal Years over (B) Losses allocated to such Member pursuant to this Section 7.1(b)(iv);

                       (v) fifth, to the Members holding Common Interests in proportion to and to the extent of any positive balance in such Member' Capital Accounts;

                       (vi) sixth, Losses allocated pursuant to any of the
             foregoing provisions of this Section 7.1(b) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a deficit in its Capital Account at the end of any Fiscal Year. All Losses in excess of the limitation set forth in this Section 7.1(b)(vi) shall be allocated to the Members with positive Capital Account balances in proportion to such positive Capital Account balances; and

                       (vii) finally, to the Members holding Common Interests in proportion to the number of Common Interests held by each Member.

                  Section 7.2 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in SECTION 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
        1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain (consisting of a pro rata portion of each item of Company income, and gain for such Fiscal Year) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in such Member's Capital Account as quickly as possible, provided that an allocation pursuant to this Section 7.2 shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Article VII have been tentatively made as if this Section
        7.2 were not in the Agreement.

                  Section 7.3 Allocation Rules. (a) The Profits (or Losses) allocated to the Members for each Fiscal Year or portion thereof during which there is a change in the respective Interests of Members shall be allocated among the Members in proportion to the Interests during such Fiscal Year or portion thereof in accordance with SECTION 706 of the Code, using any convention permitted by law and selected by the Board pursuant to Section 5.3(b).

                  (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any method that is permissible under SECTION 706 of the Code and the Treasury Regulations thereunder.

                  (c) All items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for in this Agreement shall be allocated among the Members in the same proportions as they share Profits and Losses for the Fiscal Year (or portion thereof) in question.

                  (d) Any Company deductions attributable to Commissions (as defined in the Employment Agreement) paid by the Company pursuant to the Employment Agreement will be allocated fifty percent to CSX and fifty percent to NSC.

                  (e) Any Company dividend income arising from a distribution by DOCP to the Company of an asset to be acquired by NSC or CSX pursuant to the arrangements set forth in Section 6.3(d) shall be specially allocated 100 percent to the Member in respect of which the Series A Cumulative Preferred Interests are redeemed in connection therewith.

                  (f) In the event the Company incurs nonrecourse debt, whether advanced by a third party or by a Member, that is subject to the provisions of Treasury Regulation SECTION 1.704-2, Profits, Losses and items of Company income, gain, loss and deduction shall be allocated among the Members in such manner as is required by Treasury Regulations SECTION 1.704-2 (including implementation of a minimum gain chargeback or "partner minimum gain chargeback," as defined in such Treasury Regulations).

                  (g) The Members are aware of the income tax consequences of the allocations made by this Article VII and agree to be bound by the provisions of this Article VII in reporting their shares of Company income, gain, loss, deduction and credit for income tax purposes.

                  Section 7.4 Tax Allocations. (a) Except as provided in Section 7.4(b), Company income, gain, loss, deduction and credit, as calculated for tax purposes, shall be allocated among the Members, to the extent possible, in accordance with the allocations of the corresponding Profits, Losses or items of income, gain, loss, deduction or credit among the Members pursuant to Sections 7.1 through 7.3.

                  (b) In accordance with SECTION 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Gross Asset Value (computed in accordance with paragraph (a) of the definition of "Gross Asset Value" contained in Section 1.1).

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of "Gross Asset Value" contained in Section 1.1, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for income tax purposes, take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under SECTION 704(c) of the Code and the Treasury Regulations thereunder.

                  (d) Any elections or other decisions relating to allocations under this Section 7.4 shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement consistent with existing Treasury Regulations or subsequently adopted Treasury Regulations. Allocations pursuant to this Section 7.4 are solely for United States federal, state and local tax purposes, and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                                  ARTICLE VIII
                                 DISTRIBUTIONS

                  Section 8.1 Distributions. The Board, by resolution, at any regular or special meeting, shall declare and make Distributions of cash from Cash Available for Distributions on December 1 of each year in accordance with the preferences set forth in Section 8.3. In addition, subject to provisions of this Agreement, the Board shall, by resolution at any regular or special meeting, from time to time when sufficient Cash Available for Distribution is available, declare and make Distributions in respect of Cumulative Distribution Preference Arrearages on any Interests in accordance with the preferences set forth in Section 8.3.

                  Section 8.2        Limitations on Distribution.
        Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate the LLC Law or other applicable law, but shall instead make such Distribution as soon as practicable after the making of such Distribution would not cause such violation.

                  Section 8.3 Preferences. (a) A Distribution Preference shall cumulate per Interest in respect of the Series A Cumulative Preferred Interests and the Series B Cumulative Preferred Interests in an amount equal to ten percent of the initial Redemption Value of such Series A Cumulative Preferred Interests and the Series B Cumulative Preferred Interests, respectively, on December 1 of each year that such Interests are outstanding on December 1 of such year.

                  (b) A Distribution Preference shall cumulate per Interest in respect of the Junior Preferred Interests in an amount equal to four percent of the initial Redemption Value of such Junior Preferred Interests, on December 1 of each year that such Interests are outstanding on December 1 of such year.

                  (c) If the Board does not declare and make a Distribution cumulated pursuant to Section 8.3(a) or 8.3(b) and the Distribution Preference provided therein shall be cumulated and unpaid to any extent, the Distribution Preference provided therein shall become a "Distribution Preference Arrearage" with respect to the relevant Interests and, together with all existing Distribution Preference Arrearage with respect to such Interests which remain cumulated and unpaid to any extent, shall be the "Cumulative Distribution Preference Arrearage" with respect to such Interests.

                  (d) The Board shall not declare and make any Distribution with respect to the Junior Preferred Interests until all of the Series A Cumulative Preferred Interests and all of the Series B Cumulative Preferred Interests have been redeemed by the Company pursuant to Section 6.3. The Board shall not declare and make any Distribution with respect to any Common Interests until all of the Preferred Interests have been redeemed by the Company pursuant to Section 6.3.

                  (e) No Distribution shall be made other than pursuant to Section 8.1 until all Preferred Shares have been redeemed, after which Distributions on the Common Interests shall be ratable.

                                   ARTICLE IX
                              PUT AND CALL RIGHTS

                  Section 9.1 Triggers. Upon and at any time following the occurrence of any of the following events (each, a "Trigger"), the Put Rights and the Call Rights shall be exercisable:

                  (a)  the termination of Rich's employment as
        President and CEO pursuant to the employment agreement between Rich and DOCP (the "Employment Agreement") by any party thereto for any reason or as a result of Rich's death or disability as provided in the Employment Agreement; or

                  (b)  the third anniversary of the Merger.

                  Section 9.2 Put Rights and Call Rights. Upon and at any time following a Trigger, (a) at the Company's election exercised pursuant to a vote solely by the CSX Director and the NSC Director from time to time in accordance with Section 5.3(c), the Company shall have the right to purchase from Rich (a "Call Right") and Rich shall sell to the Company, at such time Rich's Interests in whole but not in part (except as provided in Section 9.4), on the terms and conditions set forth in Section 9.3, and (b) at Rich's election from time to time, Rich shall have the right to sell to the Company (a "Put Right") and the Company shall purchase those of Rich's Interests in whole or in part as are permitted to be sold at such time as provided in Section 9.4, on the terms and conditions set forth in Section 9.3.

                  Section 9.3 Exercise of Rights. (a) To exercise a Put Right, Rich shall deliver a written notice (the "Notice") to the Company and the other Members. To exercise a Call Right, the Company shall deliver a Notice to Rich and the other Members. In each case the Notice shall specify the number and type of Interests to be put or called consistent with the provisions of Sections 9.2 and 9.4 (the "Subject Interests"), the applicable aggregate Price and the applicable date for the consummation of the put or call. The "Price" of any Subject Interests shall be (i) with respect to Series B Cumulative Preferred Interests, the Redemption Value of such Series B Cumulative Preferred Interests, and (ii) with respect to Common Interests, the Initial Capital Contribution in respect of such Common Interests. The Notice shall contain an irrevocable offer to sell or purchase (as the case may be) the Subject Interests in the manner set forth below at the applicable aggregate Price. The closing of the purchase of the Subject Interests (the "Closing") shall take place at the principal office of the Company on the tenth business day after the date of the Notice. At such Closing, the purchasing party shall deliver to Rich a wire transfer in the amount of the applicable aggregate Price.

                  (b) Notwithstanding anything to the contrary contained in this Article IX, to the extent that the payment for the Subject Interests by the Company with its cash would, at the time of payment or issuance thereof, constitute or cause a breach or default (immediately or with notice or the lapse of time or both) under any agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound, or violate any law, statute, order, writ, injunction, decree, judgment, rule, regulation, policy or guideline promulgated, or judgment entered by any United States federal, state or local, or foreign court or governmental authority applicable to the Company, or to the extent that the Company does not have sufficient cash to pay the applicable aggregate Price, then all of the Company's rights and obligations in respect of a validly exercised Put Right shall be assumed by CSX and NSC (or, at CSX's and NSC's respective election, their voting trusts or successors or permitted assignees) in equal proportions.

                  (c) Notwithstanding anything to the contrary contained in this Section 9.3, but subject to the terms of this Agreement, the Company may at its election (exercised pursuant to a vote solely by the CSX Director and the NSC Director in accordance with Section 5.3(c)) assign all or a portion of its Call Right to CSX and NSC (or their voting trusts or successors or permitted assignees) in equal proportions.

                  (d) If the Company assigns all or a portion of its Call Right or designates all or a portion of its Put Right obligation pursuant to this Section 9.3, it shall provide written notice to Rich to such effect. CSX and/or NSC may, in connection with any such assignment or delegation by the Company, provide that the Subject Interests be conveyed to a third party, including a voting trust established by such party. In such event, the payment of the aggregate Price at the Closing by such third party shall be guaranteed by CSX and NSC in equal proportions.

                  Section 9.4        Certain Limitations.
        Notwithstanding the foregoing, in the event of a termination of Rich's employment pursuant to the Employment Agreement for "cause" (as defined in the Employment Agreement), until the third anniversary of the Merger, (a) Rich's Put Right shall be limited to Rich's Common Interests and shall not extend to his Series B Cumulative Preferred Interests and (b) the Company's Call Right shall, at the Company's election (exercised pursuant to a vote solely by the CSX Director and the NSC Director in accordance with Section 5.3(c)), be exercisable for Rich's Common Interests without Rich's Series B Cumulative Preferred Interests.

                                   ARTICLE X
                               BOOKS AND RECORDS

                  Section 10.1 Books, Records and Financial Statements. (a) The Company shall at all times maintain, at its principal place of business, separate books of account for the Company and its Subsidiaries that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company and its Subsidiaries in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Articles, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representatives for any purpose reasonably related to such Member's interest in the Company.

                  (b) The Officers shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and its Subsidiaries. The following financial information, prepared in accordance with GAAP and applied on a basis consistent with prior periods, which shall be audited and certified to by an independent certified public accountant, shall be transmitted by the Company to each Member as soon as reasonably practicable and in no event later than sixty days after the close of each Fiscal Year:

                  (i) the consolidated balance sheet of the Company as of the beginning and close of such Fiscal Year;

                  (ii) the consolidated statement of Profits and Losses for such Fiscal Year;

                  (iii) a statement of each Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year;

                  (iv) a consolidated statement of the Company's cash flows during such Fiscal Year; and

                  (v) a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes, which statement shall include or consist of a Schedule K-1 to the Company's Internal Revenue Service Form 1065 (or any corresponding schedule to any successor form) for such Fiscal Year.

                  (c) Within thirty days after the end of each fiscal quarter, the Company shall prepare and provide to each Member an unaudited consolidated balance sheet of the Company with respect to such quarter, a consolidated statement of the profits and losses of the Company for such quarter and a consolidated statement of cash flows during such quarter, each of which shall be prepared in accordance with GAAP, applied on a basis consistent with prior periods, and certified by the chief financial officer of the Company.

                  (d) During the term of this Agreement (subject to applicable law and Section 15.10), the Company shall, and shall cause its Subsidiaries and officers, directors, employees, auditors and agents to, afford the officers, employees and agents of each of the other parties hereto and their respective Affiliates reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plans and other facilities, books and records, and shall furnish such Persons with all financial, operating and other data and information as may be reasonably requested.

                  Section 10.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting prepared in accordance with GAAP and the Code, respectively, applied on a basis consistent with prior periods, and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

                  Section 10.3 Annual Audit. The financial statements of the Company shall be audited by an independent certified public accountant, selected by the Board, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audit shall be an expense of the Company.

                                   ARTICLE XI
                                  TAX MATTERS

                  Section 11.1        Tax Matters.  (a)  The "Tax
        Matters Partner" of the Company for purposes of SECTION 6231(a)(7) of the Code shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for United States federal, state, local or foreign income or franchise tax purposes. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each other Member a "notice partner" within the meaning of SECTION 6231(a)(8) of the Code. The Tax Matters Partner shall cause to be prepared for each taxable year of the Company the federal, state and local tax returns and information returns, if any, which the Company is required to file, copies of which returns shall be available for inspection, examination, and approval by any Member or any of its representatives during reasonable business hours, and all of such persons shall be entitled to make copies or extracts thereof. Where the Members are required to file federal, state or local income tax returns by reason of their interest in the Company, the Tax Matters Partner shall cause them to be furnished with the relevant returns filed by the Company. The Tax Matters Partner shall notify each other
        Member of all material matters that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner shall not (i) sign or file an Internal Revenue Service Form
        1065 (or any successor form or corresponding state, local or foreign form) on behalf of the Company, (ii) grant any Person a power of attorney relating to any tax matter and/or declare any Person as a representative of the Company with respect to any tax matter (whether on Internal Revenue Service Form 2848 or otherwise), (iii) take any action to enter into any agreement with the Internal Revenue Service or any other taxing authority to extend the limitation period for assessment of any tax pursuant to SECTION 6229 of the Code or any state, local or foreign income or franchise tax law, (iv) settle any dispute with the Internal Revenue Service or any other taxing authority regarding a disallowance of deductions or an increase in income or (v) take any other action relating to tax audit or contested matters, in each case without prior consultation with and approval by CSX, if NSC is the Tax Matters Partner, or NSC, if CSX is the Tax Matters Partner. The position of Tax Matters Partner shall alternate between CSX and NSC in two tax-year intervals. The initial Tax Matters Partner shall be NSC.

                  (b) The Company or the Tax Matters Partner, as the case may be, shall, within ten days of the receipt of any written notice from the Internal Revenue Service or any state, local or foreign tax authority in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

                  Section 11.2        Right to Make Section 754
        Election. Subject to Section 5.3(b), the Board may, in its sole discretion, make or apply for permission with the Commissioner of the Internal Revenue Service to revoke, on behalf of the Company, an election in accordance with SECTION 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of SECTION 734 of the Code, and in the case of a transfer of a Company interest within the meaning of SECTION 743 of the Code. Each Member shall, upon request of the Company, supply the information necessary to give effect to such an election.

                  Section 11.3 Taxation as Partnership. The Company shall be treated as a partnership for United States federal, state, local and foreign tax purposes and will make any necessary elections to achieve such status.

                  Section 11.4 Amortization Election. The Company shall make an election to amortize organizational expenses under Section 709(b) of the Code, and the Members shall take all action necessary to give effect to such election.

                                  ARTICLE XII
                   LIABILITY, EXCULPATION AND INDEMNIFICATION

                  Section 12.1 Liability. Except as otherwise provided by the LLC Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person or Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person or Member.

                  Section 12.2 Exculpation. (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Board or an appropriate Officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence, fraud or willful misconduct.

                  (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

                  (c)     The parties acknowledge that this Section
        12.2 is not intended to confer an indemnity on any Person.

                  Section 12.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, then, to the fullest extent permitted by applicable law, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith acts or omissions in reliance on the provisions of this Agreement provided that a Covered Person who is a member of the Board and who shall also be an employee of a Member shall have a fiduciary duty to such Member and not to the Company and provided further that a Covered Person who is acting other than as a member of the Board shall act in accordance with the direction of the Board and, to the extent it has a fiduciary duty in such capacity to the Company, it shall not incur any liability by acting in accordance with the direction of the Board. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

                  Section 12.4 Outside Businesses. Subject to the Employment Agreement, any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity (including in respect of the Put and Call Arrangements) to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. The provisions of this Section 12.4 shall not in any way limit, modify or amend the terms of any noncompetition, license or employment agreement that may be entered into between the Company and any Member, which terms shall be binding on the parties thereto.

                  Section 12.5 Third-Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement other than Covered Persons to the extent expressly provided in this Agreement.

                                  ARTICLE XIII
                        ADDITIONAL MEMBERS; ASSIGNMENTS

                  Section 13.1        Admission.  Except as
        specifically provided in Articles IV, VI and IX and Section 13.2, the Company may not admit any new Members and may issue no new Interests.

                  Section 13.2        Assignments of Interests
        Generally. Except as specifically provided in Article IX, a Member may not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber ("Assign," and such act, an "Assignment") all or any part of the Interests owned by such Member without the unanimous consent of the Members and any attempt to do so shall be void ab initio to the maximum extent permitted by law; provided that (i) any Member, without the consent of the other Members, may assign all or any part of its Interests under this Agreement to any of its directly or indirectly wholly-owned Subsidiaries, (ii) each of CSX and NSC may assign all or any part of its Interests under this Agreement to any successor to CSXT or CSX Corporation, on the one hand, or to NSC or Norfolk Southern Railway Company, on the other hand, respectively, in the event of a merger, consolidation, sale of all or substantially all its assets, liquidation or dissolution, and (iii) each of CSX and NSC may pledge all or any part of its Interests under this Agreement in connection with a financing transaction, but only so long as, in each of the foregoing cases, such assignee executes and delivers to the other Members a signature page as a party hereto, and in any such case, any such assignment shall not relieve the assigning Member from the performance and discharge of such obligations and liabilities. Any assignment of an Interest permitted under this Section 13.2 shall not be effective until the assignee has been admitted as a Member of the Company which shall be when the assignee has executed a counterpart to this Agreement. For purposes of this Section 13.2, the outstanding preferred stock of Norfolk Southern Railway Company shall not prevent such corporation from being considered a wholly owned Subsidiary of NSC.

                  Section 13.3 Recognition of Assignment by the Company. No Assignment of Interests in violation of this
        Article XIII shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making allocations or Distributions. Neither the Company nor the Members shall incur any liability as a result of refusing to make any such allocations or Distributions with respect to Interests Assigned in violation of this Article XIII.

                                  ARTICLE XIV
                    DISSOLUTION, LIQUIDATION AND TERMINATION

                  Section 14.1 No Dissolution. (a) The death, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not, in and of itself, cause the dissolution of the Company. In such event, the business of the Company shall be continued by the remaining Members.

                  (b) After the death of a Member, the deceased Member shall cease to be a Member and the personal representative of the deceased Member and, after the distribution of the deceased Member's estate, the deceased Member's heirs or legatees, shall have no right to participate in the management of the business and affairs of the Company, but shall be entitled to receive Distributions, payments on redemption of Interests, and any other share of profits or other compensation by way of income and the return of contributions or pursuant to the Put and Call Arrangements to which the deceased Member would have been entitled under this Agreement and the LLC Law but for the death of such Member and shall be entitled to exercise the rights, and required to perform the obligations, in respect of the Put and Call Arrangements that such Member would have had but for the death of such Member; provided however that the parties acknowledge that in such event CSX and NSC will take all necessary action to comply with all applicable regulatory requirements.

                  (c) If any Member shall become Bankrupt and any of such Member's designee Directors have not participated at two or more consecutive meetings of the Board, the Bankrupt Member shall cease to be a Member and shall have no right to participate in the management of the business and affairs of the Company, but shall be entitled to receive Distributions, payments on redemption of Interests, and any other share of profits or other compensation by way of income and the return of contributions to which the Bankrupt Member would have been entitled under this Agreement and the LLC Law but for the Bankruptcy of such Bankrupt Member.

                  Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

                  (a)     the written consent of all Members; or

                  (b) the entry of a decree of judicial dissolution under Section 702 of the LLC Law; or

                  (c)     upon a termination of the Company pursuant to
        Section 14.4.

                  Section 14.3 Liquidation. Upon dissolution of the Company, the Person or Persons approved by the Members to carry out the winding up of the Company shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation as specified in Article VII hereof. The proceeds of liquidation shall be distributed in the following order and priority:

                  (a) to secured creditors of the Company whether or not they are Members and to unsecured creditors that are not Members, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

                  (b) to unsecured creditors of the Company that are Members, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

                  (c) to the holders of the Series A Cumulative Preferred Interests and the Series B Cumulative Preferred
        Interests to the extent of their pro rata share of such Interests' Redemption Values;

                  (d)     to the holders of the Junior Preferred
        Interests to the extent of their pro rata share of the Junior Preferred Redemption Value of such Interests;

                  (e) the remainder, to the holders of the Common Interests in proportion to the positive Capital Account balances of such Members after giving effect to all contributions, Distributions and allocations for all periods.

                  Section 14.4 Termination. (a) The Company shall terminate upon any termination of the Merger Agreement prior to the Merger, in which case each Member shall have the right to a return of any Capital Contributions made by such Member and any additional cash or other assets shall be distributed to CSX and NSC in equal proportions after making provisions for any Company obligations.

                  (b) In addition, unless previously terminated, the Company shall terminate, in connection with a dissolution or a liquidation, when all of the assets of the Company, after payment, or due provision for all debts, liabilities and obligations, of the Company shall have been distributed to the Members in the manner provided for in this Article XIV and the Articles shall have been canceled in the manner required by the LLC Law.

                  Section 14.5 Claims of the Members. The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions in connection with a dissolution or a liquidation, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

                                   ARTICLE XV
                                 MISCELLANEOUS

                  Section 15.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be hand delivered, faxed or mailed by registered or certified mail or overnight courier service, as follows:

                  (a) if given to the Company, to the address (and, if applicable, fax number) specified in Section 2.5 hereof to the attention of the President and CEO; or

                  (b) if given to any Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule B, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

                  All such notices shall be deemed to have been given when received.

                  Section 15.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

                  Section 15.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

                  Section 15.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns

                  Section 15.5        Interpretation.   All references
        herein to "Articles", "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument and references to all attachments thereto and instruments incorporated therein or such statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

                  Section 15.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  Section 15.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

                  Section 15.8 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto other than the Merger Agreement.

                  Section 15.9 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

                  Section 15.10 Confidentiality. Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company, including, without limitation, information relating to the Company's financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company or as required by law, no Member shall disclose any such information to a third party (other than on a "need to know" basis to any Affiliate or any employee, agent or representative of such Member or its Affiliates (each of whom shall agree to maintain the confidentiality of such information)), and each Member shall use reasonable efforts to preserve the confidentiality of such information.

                  Section 15.11 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if unanimously approved by the Members.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                      MEMBERS:

                                      CSX TRANSPORTATION, INC.

                                      By:  ____________________________
                                            Name:
                                            Title:

                                      DOCP HOLDINGS, INC.

                                      By:  ____________________________
                                            Name:
                                            Title:

                                      NORFOLK SOUTHERN CORPORATION

                                      By:  ____________________________
                                            Name:
                                            Title:


                                      ________________________________
                                      WALTER G. RICH




                                  SCHEDULE A

                             CAPITAL CONTRIBUTIONS


        1.  Initial Capital Contributions

                          Capital       Aggregate
             Member     Contribution       Value          Interests
             ------     ------------    ----------        ---------
             Rich           $800           $800       80 Common Interests

             CSXT           $100           $100       10 Common Interests

             NSC            $100           $100       10 Common Interests

        2.  Stock Capital Contributions

                           Capital          Aggregate
            Member      Contribution          Value         Interests
            ------      ------------        ----------      ---------
            Rich     136,966 DOCP Shares    $3,013,252    3,013.252 Series B
                                                          Cumulative Preferred
                                                          Interests

            CSXT     110,250 DOCP Shares    $2,425,500    2,425.5 Series A
                                                          Cumulative Preferred
                                                          Interests





                                  SCHEDULE B

                              NOTICE INFORMATION

        Walter G. Rich:     c/o Delaware Otsego Corporation
                            1 Railroad Avenue
                            Cooperstown, NY 13326
                            Telecopier No.: (607) 547-9834

                            with a copy to:

                            Kelley Drye & Warren LLP
                            101 Park Avenue
                            New York, NY 10178
                            Attention:  Ronald B. Risdon
                            Telecopier No.: (212) 808-7897

        CSX:                CSX Corporation
                            One James Center
                            901 East Cary Street
                            Richmond, VA  23219
                            Attention:  Peter J. Shudtz
                            Telecopier No.: (804) 783-1353

                            with a copy to:

                            Wachtell, Lipton, Rosen & Katz
                            51 West 52nd Street
                            New York, NY 10019
                            Attention:  Pamela S. Seymon
                            Telecopier No.: (212) 403-2000

        NSC:                Norfolk Southern Corporation
                            Three Commercial Plaza
                            Norfolk, VA  23510
                            Attention:  William C. Wooldridge
                            Telecopier No.: (757) 533-4872

                            with a copy to:

                            Skadden, Arps, Slate, Meagher & Flom LLP
                            919 Third Avenue
                            New York, NY 10022
                            Attention:  Eric J. Friedman
                            Telecopier No.: (212) 735-2000